SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 30, 2008

LITHIUM TECHNOLOGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10446	13-3411148
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

5115 Campus Drive, Plymouth Meeting, PA	19462
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 940-6090

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of us under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

On July 7, 2008, Lithium Technology Corporation (the “Company”) filed a Form 8-K (the “Original Form 8-K”) to report on a convertible note financing. The Company is filing this Form 8-K/A in order to correct certain terms of the notes and the fact that the purchasers of the notes were four institutional investors rather than Fidessa Asset Management S.A. which was incorrectly identified as the lender in the Original Form 8-K.

Section 1 – Registrant’s Business and Operations

Item 1.01.	Entry Into a Material Definitive Agreement.

The Company closed on a convertible debt financing with four institutional investors from June 12, 2008 to June 26, 2008 (the “Lenders”) for a total of Euros 1.35 million (approximately U.S. $2,095,609) (the “June 2008 Financing”). The Company issued its convertible notes (the “Convertible Notes”) to the Lenders in connection with the June 2008 Financing. The Convertible Notes are convertible at $0.10 per share into Company common stock or any equity securities issued by the Company after the date of issuance of the Convertible Notes. The Convertible Notes accrue interest at 9% per annum and are due and payable on September 30, 2011 (the “Maturity Date”). All obligations of the Company under the Convertible Notes will be secured by security interests in all of the tangible and intangible fixed assets, including real estate, of the Company.

Prior to the Maturity Date, the Convertible Notes are due and payable within three months of a “Change in Control” of the Company or a “Financing”. “Change in Control” of the Company is defined to have occurred if, at any time following the date of the Convertible Notes: (A) any “person” or “group” (as such terms are used in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the shareholders of the Company identified in (1) Amendment No. 16/6 to Schedule 13D filed with respect to the Company on April 29, 2008 and (2) Schedule 13D filed with respect to the Company on June 2, 2008) becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; (B) a change in “control” of the Company (as the term “control” is defined in Rule 12b-2 or any successor rule promulgated under the Exchange Act) shall have occurred; (C) the shareholders or the Board of Directors of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or (D) the shareholders or the Board of Directors of the Company approve a merger or consolidation of the Company with any other company, other than a merger or consolidation which would result in the combined voting power of the Company’s voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation. “Financing” is defined as the consummation by the Company or any of its subsidiaries of any debt or equity financing in excess of $20,000,000.

The Convertible Notes provide that in the event of the receipt by the Company or any of its subsidiaries of any proceeds from any “Asset Sale” or “Insurance/Condemnation Award”, the Company shall apply within thirty (30) Business Day after the receipt thereof the net after-tax proceeds therefrom to pay in cash the principal and all accrued but unpaid interest hereunder. “Asset Sale” means any sale, transfer, conveyance or other disposition by the Company or any of its subsidiaries of any of its property or assets, other than the sale of inventory in the ordinary course of business. “Insurance/Condemnation Award” means the receipt by the Company or any of its subsidiaries of any proceeds received under any casualty insurance polity maintained by or for the benefit of the Company or any of its subsidiaries or as a result of the taking of any assets of the Company or any of its subsidiaries pursuant to the power of eminent domain or condemnation.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit 10.84 to the Original Form 8-K is replaced in its entirety by the following Exhibit 10.84:

10.84	Form of 9% Convertible Notes

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 8, 2008

LITHIUM TECHNOLOGY CORPORATION
(Registrant)

By:	/s/ Theo M.M. Kremers
Theo M.M. Kremers
Chief Executive Officer

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